UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Conatus Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

20600T108

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM Asset Management Investors BV4 LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM Asset Management Investors BV5 LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM Bio 2014 NVS Strategic Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures IV LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures V GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures V LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures 2014 NVS Strategic Fund GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons MPM BioVentures 2014 LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 20600T108

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 20600T108

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 20600T108

1.	Name of Reporting Persons Todd Foley
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) IN

Item 1.

(a)	Name of Issuer

Conatus Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices

16745 West Bernardo Drive, Suite 200

San Diego, CA 92127

Item 2.

(a)	Name of Person Filing

MPM BioVentures IV-QP, L.P.

MPM BioVentures IV GmbH & Co. Beteiligungs KG

MPM Asset Management Investors BV4 LLC

MPM BioVentures V, L.P.

MPM Asset Management Investors BV5 LLC

MPM BioVentures IV GP LLC

MPM BioVentures IV LLC

MPM BioVentures V GP LLC

MPM BioVentures V LLC

MPM Bio 2014 NVS Strategic Fund, L.P.

MPM BioVentures 2014 NVS Strategic Fund GP LLC

MPM BioVentures 2014 LLC

Luke Evnin

Ansbert Gadicke

Todd Foley

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital LLC

450 Kendall Street

Cambridge, MA 02142

(c)	Citizenship

All entities were organized in Delaware except MPM BioVentures IV GmbH & Co. Beteiligungs KG, which was organized in Germany and MPM Bio 2014 NVS Strategic Fund, L.P., which was organized in Bermuda. The individuals are all United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

20600T108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

MPM Entity	Shares Held Directly	Shares Issuable Upon Exercise of Warrants Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
BV IV QP	0	0	0	0	0	0	0	0%
BV KG	0	0	0	0	0	0	0	0%
AM BV4	0	0	0	0	0	0	0	0%
BV V	0	0	0	0	0	0	0	0%
AM BV5	0	0	0	0	0	0	0	0%
Bio 2014	0	0	0	0	0	0	0	0%
BV IV GP	0	0	0	0	0	0	0	0%
BV IV LLC	0	0	0	0	0	0	0	0%
BV V GP	0	0	0	0	0	0	0	0%
BV V LLC	0	0	0	0	0	0	0	0%
Bio 2014 NVS	0	0	0	0	0	0	0	0%
Bio 2014 LLC	0	0	0	0	0	0	0	0%
Luke Evnin	0	0	0	0	0	0	0	0%
Ansbert Gadicke	0	0	0	0	0	0	0	0%
Todd Foley	0	0	0	0	0	0	0	0%

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2020

MPM BIOVENTURES IV-QP, L.P.		MPM BIOVENTURES IV GMBH & CO. BETEILIGUNGS
KG
By:	MPM BioVentures IV GP LLC,
	its General Partner	By:	MPM BioVentures IV GP LLC,
in its capacity as the Managing Limited Partner
By:	MPM BioVentures IV LLC,
	its Managing Member	By:	MPM BioVentures IV LLC,
its Managing Member
By:	/s/ Luke Evnin
	Name: Luke Evnin	By:	/s/ Luke Evnin
	Title: Member		Name: Luke Evnin
Title: Member

MPM ASSET MANAGEMENT INVESTORS BV4 LLC		MPM BIOVENTURES V, L.P.

By:	MPM BioVentures IV LLC	By:	MPM BioVentures V GP LLC,
	its Manager		its General Partner

By:	/s/ Howard Rubin	By:	MPM BioVentures V LLC,
	Name: Howard Rubin		its Managing Member
Title: Authorized Signatory

		By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Member

MPM ASSET MANAGEMENT INVESTORS BV5 LLC		MPM BIOVENTURES IV GP LLC

By:	MPM BioVentures V LLC	By:	MPM BioVentures IV LLC,
	its Manager		its Managing Member

By:	/s/ Howard Rubin
	Name: Howard Rubin	By:	/s/ Luke Evnin
	Title: Authorized Signatory	Name:	Luke Evnin
		Title:	Member
MPM BIOVENTURES IV LLC

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Member

MPM BIOVENTURES V GP LLC		MPM BIOVENTURES V LLC

By:	MPM BioVentures V LLC,	By:	/s/ Luke Evnin
	its Managing Member	Name:	Luke Evnin
		Title:	Member
By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Member

MPM BIO 2014 NVS STRATEGIC FUND, L.P.		MPM BIOVENTURES 2014 NVS
STRATEGIC FUND GP LLC
By:	MPM BioVentures 2014 NVS Strategic
	Fund GP LLC,	By:	MPM BioVentures 2014 LLC,
	its General Partner		its Managing Member

By:	MPM BioVentures 2014 LLC,
	its Managing Member	By:	/s/ Luke Evnin
		Name:	Luke Evnin
By:	/s/ Luke Evnin	Title:	Managing Director
Name: Luke Evnin
Title: Managing Director

MPM BIOVENTURES 2014 LLC

By:	/s/ Luke Evnin
Name:	Luke Evnin
Title:	Managing Director

By:	/s/ Luke Evnin	By:	/s/ Ansbert Gadicke
	Name: Luke Evnin		Name: Ansbert Gadicke

By:	/s/ Todd Foley
Name: Todd Foley

EXHIBITS

A:	Joint Filing Agreement